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                                                                EXHIBIT 28(B)

                EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN
                              HON INDUSTRIES INC.
          AS ADOPTED ON APRIL 30, 1984, AMENDED ON NOVEMBER 4, 1986,
                 RESTATED ON FEBRUARY 5, 1987, AND AMENDED ON
                       JULY 7, 1988,  OCTOBER 29, 1991,
              FEBRUARY 14, 1994, MAY 9, 1994, NOVEMBER 14, 1994,
                             AND FEBRUARY 13, 1995


1. Purpose of Plan. The purpose of the Plan is to provide reward for performance and incentive for future endeavor to selected executives who have major influence on profitability and contribute to the long-term success of the Company by making them participants in that success, to focus the attention of executives on the long-range interests of the shareholders rather than just quarterly or annual profits, and to base the reward on the performance of the Company rather than the performance of the stock market.

2. Administration of Plan. The Board of Directors shall have full power to interpret and administer the Plan in accordance with its terms. Decisions of the Board of Directors shall be conclusive and binding upon all parties. The Plan shall be administered in conformance with applicable government regulations.

3. Participants. Any executive of HON INDUSTRIES Inc., or its subsidiaries, may be selected by the Board of Directors to participate in the Plan, but the intent is to involve only the few key executives who have major influence on long-range success and profitability.

4. Form of Awards. Awards under the Plan will be in the form of rights to the appreciation in value of units of permanent capital assigned to participants. Awards may be in units of permanent capital applicable to HON INDUSTRIES Inc., or of any HON INDUSTRIES' division or subsidiary. For purposes of calculating appreciation hereunder, an award period measured in calendar years shall be deemed to mean and be the equivalent of the corresponding Company fiscal year. For purposes of calculating appreciation hereunder, an award period measured in calendar years shall be deemed to mean and be the equivalent of the corresponding Company fiscal year. (As amended February 13, 1995.)

     For purposes of the Plan, permanent capital is determined by the Board of Directors and is generally defined as total assets less current liabilities (excluding current portions of long-term debt and capital lease obligations from current liabilities).

     The appreciation in value of units of permanent capital assigned to participants shall be limited in all respects to appreciation resulting from the earnings of HON INDUSTRIES Inc., or of an applicable HON INDUSTRIES' division or subsidiary. Appreciation will exclude non-operating items such as gains and losses from sales of assets and sales, transfers, or redemptions of permanent capital.

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     In determining annual appreciation, no allocations of parent company expense to operating companies will be made, but parent company charges for services requested and performed, and parent company costs directly attributable to operating companies will be made. Local, state, and federal income taxes; sales taxes; investment tax credits; and other adjustments are computed and allocated to operating companies on as near an actual basis as possible. Interest on long-term debt and capital lease obligations is not deducted from earnings in the determination of appreciation in value of awards.

     Calculation of the appreciation and value of a participant's award following a change in corporate control shall be made in a manner consistent with that made by the Corporation prior to the change in corporate control. (As adopted November 14, 1994.)

5. Grant of Awards. Awards may be made at any time at the discretion of the Board of Directors.

6. Duration of Awards. Awards may be granted for a period of any length up to five years, from the designated start of a calendar year. (As amended October 29, 1991, and February 13, 1995.)

     In the event a participant transfers employment (to or from) within HON INDUSTRIES Inc., or any related division or subsidiary during the term of an award, such award may be terminated by the Board of Directors and such award will be paid out in accordance with Section 7 herein, or as otherwise determined by the Board of Directors. (As amended October 29, 1991.)

7. Payment. Upon final determination at the end of the award period of the appreciation and value of an award by the Board of Directors, the appreciation on such award will be paid in cash to the participant in three annual installments unless (a) the participant requests and the Board approves a different payout schedule, (b) the payment will result in the Corporation not being eligible to deduct compensation in excess of $1 million, in which case the Human Resources and Compensation Committee of the Board of Directors or its successor committee will determine the deferred payment schedule, or, not withstanding the foregoing, (c) the participant is receiving payment following termination of employment following a change in corporate control, in which case payment shall be made no later than 90 days following the end of the year in which such termination takes place. (As amended May 9, 1994 and November 14, 1994.)

     If payment is made in installments, interest will accrue on any unpaid balance at the annual interest rate (compounded quarterly) equal to one-half percentage point below the current prime rate charged by The Northern Trust Company, Chicago, Illinois, on each interest calculation date.


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8.   Vesting. An award shall vest on January 1 and shall be payable, together with interest, on or before February 28 of the calendar year following the end of the award period. A participant whose employment terminates for any reason after the end of the award period shall retain rights to payment under Section 7 of the Plan. (As amended February 13, 1995.)

     A participant whose employment terminates before the end of the award period for any reason other than as specified in the immediately following paragraph will not retain rights to payment under the Plan. (As amended May 9, 1994 and November 14, 1994.)

     A participant whose employment terminates before the end of the award period for reasons of death, disability, or retirement after age 62, or for any reason following a change in corporate control, shall retain rights to payment under Section 7 of the Plan. Payment will be made to such participant based upon the appreciation and value of such participant's award through the end of the year in which such termination takes place. For purposes of this Plan, "change in corporate control" means (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of
     Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 8; or (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
     (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners,

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     respectively, of the Outstanding Company Common Stock and Outstanding
     Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the cor-poration resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
     (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. (As amended November 14, 1994.)

9. Cost. Costs application to the Plan will be allocated between HON INDUSTRIES Inc. and its divisions and subsidiaries as determined by the Board of Directors.

10. Participant Rights. A participant shall have no rights under the Plan unless expressly provided for in Sections 1 through 10. The Plan does not constitute nor shall it be construed to extend any right of employment whatsoever to any participant.

11. Duration of Plan. The Plan may be terminated or amended by the Board of Directors at its sole discretion at any time. Termination will not cancel or otherwise affect awards made prior to the termination of the Plan.

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